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EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE

              For the Years Ended December 31,
               In millions, except share data                   1993                 1992              1991
- --------------------------------------------------------------------------------------------------------------
Net income available to common stock
  Income before cumulative effect of accounting changes        $       250*           $  533            $  480
  Cumulative effect of accounting changes                              (46)                -                 -
  Less dividends on preferred stock                                      -                 -                (1)
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     Net income available to common stock                      $       204            $  533            $  479
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Average shares outstanding
  Common shares                                                216,117,181        217,042,022       224,741,640
  Assumed exercise of stock options                                461,655            608,334           465,994
  Assumed conversion of debentures                                       -             54,264           154,312
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     Total                                                     216,578,836        217,704,620       225,361,946
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Earnings per share
  Income before cumulative effect of accounting changes        $      1.15*           $ 2.45            $ 2.13
  Cumulative effect of accounting changes                             (.21)                -                 -
- ---------------------------------------------------------------------------------------------------------------
     Net income per share                                      $       .94            $ 2.45            $ 2.13
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* Includes $300 million write-down of goodwill ($1.39 per share) and $30 million charge ($.14 per share) due to 1993 tax law change. Additional information is incorporated herein by reference from Notes 1.7 and 6.2, respectively, of the
  Notes to Financial Statements.